As filed with the Securities and Exchange Commission on May 20, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAWAIIAN ELECTRIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Hawaii	99-0208097
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Richards Street Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

1987 Stock Option and Incentive Plan of Hawaiian Electric Industries, Inc.

as amended and restated effective January 21, 2003

(Full title of the plan)

Eric K. Yeaman

Financial Vice President, Treasurer and Chief Financial Officer

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, Hawaii 96813

(808) 543-5662

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copies of communications to:

David J. Reber, Esq.

Goodsill Anderson Quinn & Stifel LLP

Alii Place, Suite 1800

1099 Alakea Street

Honolulu, Hawaii 96813

(808) 547-5600

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock (without par value)	2,000,000 shares(2)(4)	$40.67	$81,340,000	$6,581

(1)	Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 15, 2003.
(2)	The maximum number of securities purported to be registered by this registration statement is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(3)	The prospectus which will be a part of this registration statement is a combined prospectus under Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), intended to be used for the offering of (i) the shares of Common Stock of Hawaiian Electric Industries, Inc. registered hereunder for the 1987 Stock Option and Incentive Plan, as amended and restated in 1992, 1996, 2001 and as of January 21, 2003 (the “Plan”) and (ii) the shares of the Company’s Common Stock remaining to be issued which have been previously registered by the Company’s registration statements on Form S-8, on File Nos. 333-05667, 33-65234 and 33-20974.
(4)	Includes a Common Stock right attached to each share of Common Stock, which, prior to the occurrence of certain events, is initially evidenced by and traded together with the Common Stock of the Registrant. Value attributable to such right, if any, is reflected in the market price of the Common Stock.

EXPLANATORY NOTE

The 2,000,000 shares of Common Stock of Hawaiian Electric Industries, Inc. (“HEI” or the “Company”) being registered pursuant to this registration statement are additional securities of the same class as other securities for which registration statements (Nos. 333-05667, 33-65234 and 33-20974) on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on June 11, 1996, June 30, 1993 and March 31, 1988, respectively (the “Original Filings”). Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this registration statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission and are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), until such time as this registration statement is no longer in effect.

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(c) The Company’s Current Reports on Form 8-K filed on January 14, 2003, January 21, 2003, February 26, 2003, March 10, 2003, April 22, 2003, May 6, 2003 and May 16, 2003;

(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002; and

(e) The description of the Company’s Common Stock contained in the registration statement for such Common Stock filed under Section 12 of the Exchange Act, and in past and future amendments thereto and in those portions of periodic reports filed under the Exchange Act for the purpose of updating such description, as such description was most recently updated in our Annual Report on Form 10-K dated December 31, 1997.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Restated Articles of Incorporation of HEI provide that HEI will indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of HEI, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of HEI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to an action brought by or in the right of HEI in which such person is adjudged to be liable for negligence or misconduct in the performance of that person’s duty to HEI, indemnification may be made only to the extent deemed fair and reasonable in view of all the circumstances of the case by the court in which the action was brought or any other court having jurisdiction. The indemnification provisions in the Restated Articles of Incorporation were authorized at the time of their adoption by the applicable provisions of the Hawaii Revised Statutes, and substantially similar authorizing provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.

At HEI’s annual meeting of stockholders held on April 18, 1989, the stockholders adopted a proposal authorizing HEI to enter into written indemnity agreements with its officers and directors. Pursuant to such authority, HEI has entered into agreements of indemnity with certain of its officers and directors. The agreements provide for mandatory indemnification of officers and directors to the fullest extent authorized or permitted by law, which could among other things protect officers and directors from certain liabilities under the Securities Act of 1933. Indemnification under the agreements may be provided without a prior determination that an officer or director acted in good faith or in the best interests of HEI, and without prior court approval of indemnification of an officer or director adjudicated liable in a shareholders’ derivative action. The agreements provide for indemnification against expenses (including attorneys’ fees), judgments, fines and settlement amounts in connection with any action by or in the right of HEI.

Under a directors’ and officers’ liability insurance policy, directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index located at page 7.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on this 20th day of May, 2003.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ ERIC K. YEAMAN
Eric K. Yeaman Financial Vice President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 20th day of May, 2003.

SIGNATURE	TITLE

ROBERT F. CLARKE* Robert F. Clarke	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

ERIC K. YEAMAN* Eric K. Yeaman	Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

CURTIS Y. HARADA* Curtis Y. Harada	Controller (Principal Accounting Officer)

DON E. CARROLL* Don E. Carroll	Director

SHIRLEY J. DANIEL* Shirley J. Daniel	Director

CONSTANCE H. LAU* Constance H. Lau	Director

VICTOR HAO LI* Victor Hao Li	Director

T. MICHAEL MAY* T. Michael May	Director

BILL D. MILLS* Bill D. Mills	Director

A. MAURICE MYERS* A. Maurice Myers	Director

DIANE J. PLOTTS* Diane J. Plotts	Director

JAMES K. SCOTT* James K. Scott	Director

OSWALD K. STENDER* Oswald K. Stender	Director

KELVIN H. TAKETA* Kelvin H. Taketa	Director

JEFFREY N. WATANABE* Jeffrey N. Watanabe	Director

*By:	/s/ ERIC K. YEAMAN
Eric K. Yeaman, for himself and as Attorney-in-Fact for the above mentioned officers and directors

Exhibit Index

The exhibits designated by an asterisk (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

Exhibit No.	Description

4.1	HEI’s Restated Articles of Incorporation (Exhibit 4(b) to Registration No. 33-7895).

4.2	Articles of Amendment of HEI, amending HEI’s Restated Articles of Incorporation (Exhibit 4(b) to Registration No. 33-40813).

4.3

Statement of Issuance of Shares of Preferred or Special Classes in Series for HEI Series A Junior Participating Preferred Stock (Exhibit 3(i).3 to HEI’s Annual Report on Form 10-K for fiscal year ended December 31, 1997, File No. 1-8503).

4.4	HEI’s Amended and Restated Bylaws (Exhibit 3(ii) to HEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File No. 1-8503).

4.5

Rights Agreement, dated as of October 28, 1997, between HEI and Continental Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificates (Exhibit 1 to HEI’s Form 8-A, dated October 28, 1997, File No. 1-8503).

4.6

First Amendment, dated as of May 7, 2003, to Rights Agreement (dated as of October 28, 1997) between HEI and Continental Stock Transfer & Trust Company, as Rights Agent (Exhibit 2 to Form 8-A/A, dated May 8, 2003, File No. 1-8503).

5.1	Opinion of Goodsill Anderson Quinn & Stifel LLP regarding legality of the securities being registered (including consent).*

10.1

1987 Stock Option and Incentive Plan of HEI as amended and restated effective January 21, 2003 ( Exhibit 10.2 to HEI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 1-8503).

23.1	Consent of Independent Accountants.*

23.2	Consent of Goodsill Anderson Quinn & Stifel LLP (included in its opinion filed as Exhibit 5.1 hereto).*

24.1	Power of Attorney.*